Global Code of Conduct OUR VALUES Client-focused Integrity always Excellence Respect

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES From our Chairman and Chief Executive Officer Our clients, advisors, employees, shareholders and regulators rightfully expect us to obey the law and to treat them with integrity. The success of Ameriprise depends on the trust and confidence we earn every day. Our actions matter. Ameriprise Financial has a proud, more than 120 year history as a successful, client-focused financial services firm. No company can thrive for over a century and grow as we have without a deep commitment to ethical behavior and doing what is right for our clients, advisors, employees and shareholders. Our Global Code of Conduct emphasizes the core ethical principles that must guide our behavior at all times. The Global Code of Conduct also identifies potential areas of ethical risk. Please read it carefully. When you see misconduct, report it to your leader. Ask your leader for help when you are unsure of the right thing to do. We will not take action against an individual who reports what he or she believes in good faith to be misconduct. Even if it turns out that no misconduct occurred, you will be protected as long as you acted in good faith. Our Board of Directors, Executive Leadership Team and I hold ourselves to the same high standards of conduct that we expect you to honor. For those who lead others, it’s your duty to set the right example for behavior. And it’s up to each of us to ensure we treat team members and others with dignity and respect. Our vision is to be the most respected and referred financial services brand. We can only achieve our vision if each of us does business the right way. Thank you for your commitment to the principles in the Code and the continued success of our company.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Contents Introduction •This Code applies to everyone. 4 •Report your concerns . 6 •Our ethical principles – Obey the law and guard against criminal activity. 7 – Do the right thing for the client. 9– Conduct business ethically . 11 – Compete fairly in the marketplace . 13 – Protect the company’s reputation and assets . 15 – Safeguard and maintain accurate information . 17 – Treat everyone with dignity and respect. 19•Navigate your ethical questions . 21 •Consequences for non-compliance.22•Resources.23

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES This Code applies to everyone at Ameriprise Financial All officers, employees, financial advisors and their staff must follow this Code. Why ethics matter The culture of any company is determined by what its directors, officers and employees actually do rather than what they are supposed to do. It is simply about doing the right thing, day in and day out. We expect you to: • Comply with the Code. • Act with integrity. • Follow all applicable laws, rules and regulations. • Use your best judgment. • Ask for guidance before you act. • Report ethical concerns promptly. • Be an example of ethical behavior for your team. What you need to know • We value ethics and integrity. • We maintain an environment where compliance and adherence to the Code of Conduct is the norm. About the Code This Code is enterprise-wide and applies to everyone working for one of the company’s business areas or affiliates. Commitment to the ethical principles helps ensure compliance with the Code. This Code applies even if you also adhere to another code of ethics or conduct within your business area. For U.S. employees and employee advisors, compliance with the Code is a condition of employment. For franchise advisors and their staff, compliance with the Code is required by the franchise agreement. Applicable company policies The Code requires you to comply with the provisions of other policies, codes of ethics and other business procedures to which you are subject. You must read and comply with the policies and procedures that apply to you. (See Page 23 for a partial list of company policies.) This Code can’t cover every situation No code of conduct or ethics can anticipate all of the circumstances that you may encounter during your career. If the Code doesn’t address a specific situation, you are still obligated to act in an ethical and honest manner. Above all, seek guidance from your leader, manager or one of the provided resources (See list of resources on Page 6) before you act. Violations of the Code If you violate the Code, you will be subject to disciplinary action, including possible termination of your employment or franchise agreement. Disciplinary action will depend on the circumstances and will be consistent with the company’s policies and procedures. (See consequences for non-compliance on Page 22.) Waivers of the Code Only the Board of Directors of Ameriprise Financial, Inc. can grant a waiver of the Code of Conduct. We will promptly disclose to our

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES shareholders any waivers granted to our executive officers and directors. I’m a contractor working on a three-month project. Since I’m not an employee, does the Code apply to me? Yes. Anyone doing business on behalf of Ameriprise Financial, RiverSource, Columbia Threadneedle Investments or any of our other subsidiaries is held accountable for reading, understanding and following the Code and all company policies applicable to his or her roles and responsibilities. When we refer to “Ameriprise” or our “company,” we mean all majority-owned businesses and entities of Ameriprise Financial, Inc. I discovered that my coworker is violating the Code by falsifying financial results. Do I have to report this? Yes. You, too, will have violated the Code if you don’t report your concerns. As long as you act in good faith, you will be protected from retaliation. This very important point is covered in more detail in the next section.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Report your concerns If you observe behavior that concerns you, or that you believe in good faith may be illegal or a violation of the Code, you are required to report the issue promptly. Why ethics matter Your diligence allows us to correct problems that may involve a violation of law or pose a risk to health, safety or the company’s reputation. We expect you to report concerns promptly to your leader, manager or one of the following resources: • Employee Relations Group Service Center – ERGSC@ampf.com • Ethics Hotline – 1.800.963.6395 • Safe Call (UK) – 0800 915 1571 • FCA Whistleblowing (UK) – whistle@fca.gov.uk Public Concern at Work (UK) – helpline@pcaw.co.uk Corporate Secretary’s Office – Thomas.R.Moore@ampf.com General Counsel’s Organization – John.Junek@ampf.com Executive Vice President, Human Resources – Kelli.A.Hunter@ampf.com Risk and Control Services – Douglas.J.Parish@ampf.com What you need to know • We respond appropriately to all allegations by employees, suppliers, clients or contractors that the company is not meeting its legal, ethical or financial obligations. • We provide several reporting options for anyone who suspects breaches of the Code, our policies or the law. Whistleblower claims Acting ethically includes reporting misconduct. If you don’t report the misconduct of others, you are not acting ethically and will be held accountable. It may not be easy to report misconduct involving a colleague or friend, but that is what we expect you to do. You should, in good faith, report an alleged impropriety that prevents the company from meeting its legal obligations or complying with generally accepted accounting principles. • A whistleblower is an individual who lawfully makes any allegation of impropriety or discloses or provides information or assistance in connection with any governmental proceeding or inquiry. • Acting in good faith means that you have a sincere belief that a reasonable person in the same situation with access to the same facts would also conclude there is a likelihood of misconduct. Non-retaliation We will not tolerate any retaliation against you if you report possible misconduct in good faith even if it turns out that no misconduct occurred. You won’t be fired, given a lower performance rating or demoted solely because you reported possible misconduct in good faith. Retaliating against a person who has reported a suspected violation is considered a violation of the Code. • All reports are investigated and your report will be treated confidentially to the extent allowed by law and company policy. • If you believe you have been retaliated against, promptly contact any of the resources listed on this page. • Leaders are responsible for properly reporting any allegations they become aware of.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Obey the law and guard against criminal activity We comply with all laws and regulations that apply to our operations, including insider trading laws. Why ethics matter Legal or regulatory violations can cost our shareholders millions of dollars in legal judgments, fines or penalties. In some cases, you could also face fines, the loss of your job and even imprisonment. The company often sets a higher standard than what the law requires, so it is important to understand all policies that apply to you. We expect you to: Become familiar with the laws and regulations that apply to you and your job, including insider trading laws, which apply to everyone. Complete all mandatory training, disclosures and other requirements related to your job. Stay current on legal and regulatory developments you need to know. Report suspected insider trading, market abuse or fraudulent activity promptly. What you need to know • We obey the law in our professional lives just as we do in our personal lives. Being unaware that a law or regulation exists won’t excuse any violation you commit. • We follow the advice of our legal and compliance professionals. • We always cooperate fully and honestly with our regulatory agencies during examinations and inquiries. Comply with rules, regulations and laws Additional rules or regulations may apply to you in your home country or because of your specific job responsibilities. Each of us is responsible to know and follow the laws wherever we work. Fraud prevention Preventing fraud is a responsibility of everyone at all levels. You have a duty to be mindful of potential fraudulent activity and to promptly report anything suspicious. Fraud includes a wide variety of illegal acts, all characterized by the intent to deceive someone. Fraud can be committed to the detriment of the company, our clients, our shareholders or others, and can be carried out by people inside as well as outside of the company. Insider trading Insider trading is both illegal and unethical. Insider trading is the practice of buying or selling securities of any company, including Ameriprise Financial, when you are aware of material, non-public information about that company or its securities. If you are convicted of insider trading, you could be sentenced to years in prison. Personal trading Our personal trading rules, policies and procedures apply to everyone who is subject to this Code with few exceptions. These rules are derived from securities and investment laws, regulatory guidelines and other corporate policies. They aim to eliminate the appearance of conflict between the personal trading activities of our associates and our clients as well as the rest of the investing public. In addition to the general rules that apply broadly to individuals subject to the Code, more restrictive rules apply to certain persons based on their access to information and/or their job responsibilities. You are responsible for understanding the related company policies that apply to you.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES I told my spouse about a company that Ameriprise Financial is considering buying. Was that wrong? Yes. First, you should not share confidential business information with anyone unless it’s necessary to do your job. Second, if this is material, non-public information and your spouse trades in the stock of Ameriprise or the other company, you both could face prosecution for insider trading. Am I subject to blackout periods for trading in the company’s stock? It depends on your role within the company. The company’s Board of Directors, certain executive officers and other designated employees are subject to regular quarterly blackout periods, during which they are prohibited from executing transactions in Ameriprise Financial securities. The blackout periods generally begin on Jan. 1, April 1, July 1 and Oct. 1. The beginning date of each blackout period is fixed, regardless of whether that date happens to be a business day. Each blackout period ends two full business days after the public release of the last quarter’s earnings results. If you are subject to the blackout, you will receive emails telling you when it will begin and end.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Do the right thing for the client From initial contact with prospects, through our continued service of existing individual or institutional client and end-client accounts, we stand behind what we say and do. What you need to know directly or indirectly. You must answer all Why ethics matter questions honestly and completely. • We carefully consider the impact of our We maintain our clients’ loyalty and improve decisions on clients. In addition, the content must meet applicable their experience by acting with integrity. Our regulatory and legal standards. When preparing first priority is the success of our clients. They • We provide exceptional client service. advertising, marketing and communication for have selected us to help them reach their • We are committed to making full and fair the public, you must ensure that required reviews financial goals, support their children’s disclosures. and approvals are received prior to first use. education and prepare for retirement on their Full and fair disclosure Suitability terms. If we break that trust, our clients will leave us for other firms. You must make full and fair disclosure of all Advice and products recommended must be features, benefits, risks and fees of products or suitable for each client. Always take the time to We expect you to: services sold or marketed to all clients and ensure that investment advice and products or • Be truthful and accurate. prospects, particularly where your interests may services recommended are appropriate given conflict with those of our clients. Full and fair a client’s age, financial situation, investment • Never mislead a client or prospect. disclosure applies to initial client communications planning objectives and tolerance for risk. • Help clients and prospects understand our as well as to subsequent recommendations. Also, take time to provide clients with the information necessary for them to fully products and services. Your disclosures must be accurate, fair and understand the features, potential benefits and balanced and presented in the proper context. risks of the recommended product or service. • Provide clients and prospects with all Do not omit material facts or qualifications if information they need to make an informed When dealing with elderly clients, pay special the result would be misleading. decision about our products and services. attention to their expected financial needs and Marketing, advertising and tolerance for risk. communications with the public Our suitability requirements apply not only to Marketing, advertising and communications initial buy, sell and hold recommendations, but with the public, including client s, prospects, also to subsequent recommendations in investors, analysts and the general public, existing accounts. must be truthful and accurate. You may not make exaggerated or misleading statements, regardless of whether the information is given

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES My job doesn’t involve client contact. Recently, however, someone claiming to be a client was transferred to my number. She was upset about something, but I politely said I couldn’t help her and hung up. Was that wrong? Yes. In this situation, you should ask for the person’s name, address, telephone number and a brief description of the issue. After telling her you will find the right person to help her, talk to your leader about how to follow up. You should never try to answer a question if you are not qualified to do so, but each of us has a responsibility to do the right thing for our clients. We know that trust must be earned and are committed to making fair and accurate disclosures.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Conduct business ethically We have a duty to promote the interests of the company. That means we do not use the company’s property or information for our own benefit or to compete with the company. Why ethics matter What you need to know Gifts or entertainment •We do not use company information and Generally, you may only accept gifts (including Employees, officers and directors owe a duty to property for personal gain. business-related meals or entertainment) if the the company to advance its legitimate interests. value of the gift is not significant and the gift Your personal interests, whether winning a •We carefully monitor and control conflicts will not place you – or appear to place you – promotion or earning more compensation, are of interest. under any obligation to the donor. never more important than the best interests of •We do not give, solicit or accept gifts that Before accepting a gift, you should ask our clients or the company. could influence our business judgment. yourself if the gift would appear significant to Conflicts of interest others or place you under any obligation. If the We expect you to: answer is yes, then you should not accept the You may engage in outside activities that do gift. •Address conflicts of interest before you act. not compete or conflict with the interests of the You may be subject to a specific policy related If you are about to take any job action that company or interfere with the responsibilities of to accepting or giving gifts over a certain dollar may benefit you or your family, seek your job or the company’s employees. value. (Please refer to policies that apply to guidance before you act. A conflict of interest occurs when your private you.) •Avoid even the appearance of impropriety. interests interfere in any way – or even appear to interfere – with the interests of a client or the Political contributions and involvement •Comply with company policies related to company. A conflict of interest also arises outside business activities, political We respect your right to participate in the when you or a member of your family receives political process. However, because of U.S. contributions and gifts and entertainment. improper personal benefits as a result of your campaign finance laws, you may not: –Advisors, registered persons and position in the company. investment-access persons must file •Use company funds or be reimbursed for a You are prohibited from using your position reports as required by applicable policies. political contribution with the company, or information acquired •Allow a candidate or campaign to use –All other U.S. employees may report or during your employment or relationship with company facilities or property disclose to the Corporate Secretary’s the company, to advance your personal •Use work time or company equipment for Office using the Prior Approval and interests over the interests of clients or the political or campaign purposes Disclosure form found on Inside. company. •Allow your contribution of time or money to appear to be made with, or reimbursed by, company funds

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES A client sent me a case of wine as a gift. I know that if I purchased the wine, it would be expensive. Can I accept this gift? If you are subject to a gift and entertainment policy, you may be required to decline the gift politely and return it. If you are a licensed person, you should seek advice from your registered principal or the Compliance Department. If you don’t know whether a gift policy applies to you, you should call the Corporate Secretary. Remember that you are never permitted to solicit a gift from a client, vendor or anyone else doing business with the company. Do I need to pre-clear my political contributions and political volunteer activities? If you are a financial advisor, you are subject to pre-clearance requirements. Otherwise, you need to refer to the Political Contributions policy to see if you are covered. Depending upon changes in your job or band level, you may become subject to pre-clearance in the future even if you are not covered now. Also, it’s important to see if your current political contributions may affect your chances to apply for certain jobs in the future, due to the SEC’s pay-to-play rules.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Compete fairly in the marketplace We believe that everyone benefits from fair, free and open markets, and we compete fairly in the marketplace based on the merits of our products and services. Why ethics matter We operate in a highly regulated industry and under intense media and public scrutiny. Regulators and prosecutors recognize the importance of a strong ethical and compliance culture. We expect you to: •Deal fairly with clients, vendors, competitors and other employees. •Maintain the company’s confidential or proprietary information and trade secrets. What you need to know Fair dealing •We must never offer, make or accept All employees, officers and directors should unlawful payments or gifts regardless of deal fairly with our clients, investors, suppliers local business customs. and competitors. We don’t take unfair advantage of anyone through manipulation, Antitrust and competition law concealment, abuse of privileged information, We prohibit agreements intended to limit misrepresentation of material facts or any competition. We expect you to avoid any unfair practices. agreement with a competitor to limit competition. •When dealing with outside companies, including contractors and vendors, We comply with all consider whether they are competing with antitrust, anti-bribery, Ameriprise Financial. •The General Counsel’s Organization is anticorruption, monopoly available whenever you question the and competition laws. legality of a proposed activity or need further guidance. Failure to comply can have •False or misleading statements about our serious consequences for competitors are contrary to our values and the company and for you. damage our reputation.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES I noticed that a contractor made a mistake in its invoice in our favor. What should I do? Call the contractor to discuss the invoice and confirm that we have been undercharged. If so, ask for a corrected invoice. That’s what we would expect if we made that mistake in one of our invoices. I’m having a business lunch with an official of a foreign government at an inexpensive restaurant. I know that he is an avid golfer, so I plan to give him a box of golf balls as a small gesture of appreciation for meeting with me. What do I need to know? This legal area is very complex, so seek advice from the General Counsel’s Organization before you give anything of value to a government official or anyone claiming to represent a government or a government-controlled entity. The United States Foreign Corrupt Practices Act and the UK Bribery Act impose severe penalties if you give anything of value to a government official. Many other countries are also enacting strict laws against bribery and corruption. In this case, even a modest meal and small gift can result in severe penalties for you and the company.

CONTENTS | INTRODUCTION | REPORT YOUR CONCERNS | ETHICAL PRINCIPLES | NAVIGATE YOUR ETHICAL QUESTIONS | CONSEQUENCES FOR NON-COMPLIANCE | RESOURCES

Protect the company's reputation and assets

We diligently safeguard the company's reputation, its physical and intellectual property and all sensitive information.

Why ethics matter

Our ability to attract and retain clients, advisors and employees depends on our reputation as an ethical, honest and law-abiding company. Anything that you do, whether at work or in your personal life, that damages our reputation is a serious matter. Be especially careful not to post or say anything on social media that could embarrass you or damage the reputation and brand we have worked so hard to establish. Remember that your obligation to comply with the Code doesn't stop when you leave the office.

We expect you to:

- Be alert to situations or actions that may be unethical or potentially damaging to the company's reputation.
- Watch for warning signs that may signal fraudulent activity and report any suspicious activity.
- Use company property only for valid business purposes and with proper authorization.
- Protect all company and client property and assets against theft or misuse.

What you need to know

- We consider our reputation one of our most valuable assets.
- We protect our assets and use them for appropriate business purposes.

Anti-money laundering and identity theft

The company maintains policies and procedures to prevent and detect money laundering and identity theft. Suspicious activity takes many forms and is hard to define in absolute terms; however, common examples of "red flags" are included in the company's related policies. If you ignore or choose not to report suspicious activity, both you and the company could be considered willfully blind and held liable for the criminal activity.

Report concerns by submitting a *Report of Unusual Activity*, which can be found on *Inside* or the *AdvisorCompass*® site.

Company property

Our company property, including equipment, supplies, systems and facilities, must only be used for valid business purposes. Theft, carelessness and waste have a direct impact on our profitability. If you suspect someone was involved in, or is attempting to cover up, the theft or misuse of company property, immediately report it to your local security personnel or to Physical.Security.VM@ampf.com.

Intellectual property

Intellectual property is one of the most valuable assets of our company. Our logos and branding (e.g., trademarks, service marks) stand as a unique symbol of the quality, integrity and reliability that underlie all our products and services. Moreover, they serve to identify us to the world and set us apart from our competitors.

The use of all logos and brand names, such as "Ameriprise Financial," "RiverSource," "Columbia Threadneedle Investments," "Columbia Management" and "Threadneedle" must conform with company policy.

We will also never knowingly infringe on the intellectual property rights of others. You are responsible for confirming that the use of any third-party intellectual property is approved and done with written permission. This includes, but is not limited to, computer programs, brands, logos and periodicals.

◀ 15 ▶

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES I hear leaders refer to enterprise risk management. What does it mean to me in my role? Like all financial services companies, we face various risks that could harm our company, clients and shareholders. We invest significant time and money to identify and manage these risks, but of course it’s impossible to eliminate many of them. Even if an event is completely out of our control, such as a natural disaster or act of terrorism, we need to anticipate it as much as possible and be able to respond effectively. Risks can become more serious over time and new risks are emerging constantly. Our Board of Directors and Executive Leadership Team are focused on risk management because it’s crucial to our continued success. We also have talented teams of officers and employees around the world who are devoted to risk management. To be truly effective in identifying, monitoring and managing risk, each of us must think and act like a risk manager. Regardless of your job or level of responsibility, we expect you to be part of our risk management program. Each of us is a risk manager.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Safeguard and maintain accurate information We diligently safeguard the personal information of our clients. We believe that accurate recordkeeping and reporting are essential to our reputation and credibility. Why ethics matter Many data breaches and cybersecurity incidents are the result of employee mistakes or negligence. Carelessly clicking a link in an email or opening an attachment could result in a serious cybersecurity incident. You’ve probably read about incidents at other companies that have cost millions to resolve. You play a role in being attentive and doing everything you can to avoid one at Ameriprise. We expect you to: •Protect the privacy, confidentiality and security of client, employee, advisor and company information. •Keep accurate business and financial records. •Safeguard sensitive information from unauthorized disclosure. •Report financial and other business information truthfully, accurately and completely. •Maintain all business records in accordance with the company’s policies and procedures. What you need to know •Always support estimates and accruals with appropriate documentation based on your •We collect, safeguard and disclose client or best judgment. sensitive information only in compliance with the law and our policies. •Never falsify any document or distort the true nature of any transaction. Confidentiality and privacy •Never enable another person’s efforts to We maintain the confidentiality of information evade taxes or subvert local currency laws. entrusted to us by the company and our clients. Confidential information includes all non-public •Only make payments to the person or firm information that might be of use to competitors or that actually provided the goods or services. harmful to the company or its clients if released. Records management Only employees with a business need-to-know reason are allowed access to such data. Report We maintain appropriate books and records privacy incidents or unauthorized access to according to the law and our policies. We do not sensitive information to shred, destroy or alter documents that are Privacy.Swat.Team@ampf.com. related to any imminent or ongoing investigation, Financial and business information lawsuit, audit, examination or are required to be maintained for regulatory purposes. Maintaining accurate and complete business and Signature issues and forgery financial records, including financial statements and accounts, expense reports, time records and Employees, advisors or staff may not copy, invoices, is not just the job of Accounting and affix or trace a client’s signature or sign any Finance personnel. document on behalf of a client, even if specifically asked to by the client. A signature •Always record and classify transactions in is considered forged if it was signed by the proper accounting period and in the someone other than the person named, or appropriate account and department. that person’s legally authorized representative. •Never delay or accelerate the recording of Whenever a client signature is required, it must revenue or expenses. be an original signature of the client or his or her legally authorized representative.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES A package mailed by a client containing a completed application and a check looked like it had been opened. Do I need to tell anyone about this? Yes. Even if nothing appeared to be missing, this is still a potential breach of the client’s privacy. Send an email to Privacy.Swat.Team@ampf.com, who will research and identify potential risk. Contact your leader, registered principal, the Employee Relations Group Service Center at 1.877. 267.4748, the Ethics Hotline at 1.800.963.6395 or Safe Call in the UK at 0800 915 1571 if you: •Believe financial information or business records are not reported or maintained accurately and completely. •Feel pressure to report inaccurate or incomplete financial or business information. •Are asked to prepare or destroy documents in violation of company policy.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Treat everyone with dignity and respect We value our people, encourage their development and reward their performance. Why ethics matter We expect all persons to behave in a values-driven manner, which includes welcoming diversity and treating all people with dignity and respect. Discriminatory treatment and harassment are illegal and violate our company 21Apr16 values. Therefore, we encourage individuals to report any violations. We expect you to: Treat others the way you would like to be treated. Be an example to the next generation of leaders. Support a diverse and safe work environment. Notify your local or onsite security personnel Pageor local law enforcement immediately if you see anyone exhibiting threatening behavior 71or if there is a potentially dangerous situation at your workplace. Security Services 1.800.455.5187 Safe Call (UK) 0800 915 1571 Employee Relations Group Service Center ERGSC@ampf.com What you need to know •We are good citizens in our communities. •We make all reasonable efforts to maintain a safe and healthy work environment for our employees and visitors. •We prohibit discrimination or harassment. Equal employment opportunity Employees, financial advisors and leaders are responsible for complying with the company’s Equal Employment Opportunity Policy, Individual Treatment Policy and related policies, and anti-discrimination and anti-harassment laws. Leaders have the added responsibility of ensuring compliance with those policies and laws. Freedom from discrimination We prohibit discrimination or harassment against any person on the grounds of race, color, religion, national origin, disability, age, sex, marital status, sexual orientation, gender identity, veteran status or citizenship. Each of us, particularly leaders, is responsible for creating and maintaining a work environment free of discrimination and harassment. Freedom from fear and violence in the workplace We prohibit the possession of weapons in the workplace or when conducting business on behalf of the company. You may not assist or permit others to possess weapons in the workplace. Importance of diversity We are committed to valuing and supporting diversity in the workplace and community. Employees, field members and staff represent many age groups, ethnicities, family structures, races, religions, sexual orientations, nationalities and mental and physical abilities. Non-retaliation We do not retaliate against or intimidate an individual who makes a complaint, assists in making a complaint or is a witness in an investigation. Our values and the law protect an individual who, in good faith, reports discrimination, harassment, threats of violence or any inappropriate behavior. Safety, health and the environment We make all reasonable efforts to provide and maintain a safe and healthy working environment for our employees and visitors.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES A colleague in my department has been acting very erratically lately. He complains that he has been treated unfairly at work and talks about “getting even” with people. What should I do? Call Security Services or your local security personnel immediately and explain the situation. You share the responsibility of helping the company maintain a safe environment for all of our employees and visitors. As long as you act in good faith, you will not face any retaliation for sharing your concerns.

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Navigate your ethical questions Consider your actions carefully. Ask for guidance when you need it. We expect you to: •Be aware of the consequences of your actions. ?Ask for guidance when you need it. •Ask yourself about a potential behavior or action: •Is it consistent with the Code and other company policies? ? Is it ethical? ? Is it legal? ? Am I setting a good example? ? Will it put the company at undue risk? ? Will it reflect poorly on the company or me? ? Would I want to read about it in the news or on social media? ? How would I explain my actions to my colleagues, friends and family? What you need to know and everyone reporting or assigned to them, including visitors and contractors, •We make decisions with integrity. regardless of their work location. •We expect our leaders to set an example of If you are an individual contributor courteous and respectful behavior toward their team members and others. We expect all leaders to set the right ethical Related policies example for the company and its employees, regardless of how many people they lead. But The Code of Conduct and the related policies even if you aren’t a leader, we expect you to cannot, and do not attempt to, address every be an example of this same honest and ethical possible situation or circumstance that you behavior for others on your team. Remember may encounter. You are responsible for that others may model their behavior based on becoming familiar with the Code of Conduct yours, especially if you have more experience and related policies, adhering to the principles or have been with the company for a longer and rules stated in them and seeking advice period of time. Never make jokes about and guidance when you are uncertain as to the complying with the law, our policies and proper course of action. procedures or the Code of Conduct. Never If you are a leader belittle anyone for asking what the right thing to do is. Leaders at all levels are responsible for •If someone on your team asks for your continually emphasizing integrity as a standard advice on how to handle an ethical of performance for all employees, question, encourage him or her to speak demonstrating how employees and others with your leader. should be treated with dignity and respect and creating and maintaining a work environment •Be supportive and remind the person that free of discrimination and harassment. we have a strict policy against retaliation for reports made in good faith. •Leaders should always seek legal advice about the laws that may apply to a •How you behave and what you say particular situation. matters. ? Leaders are responsible for the health, safety and welfare of their departments,

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES NAVIGATE YOUR ETHICAL QUESTIONS CONSEQUENCES FOR NON-COMPLIANCE RESOURCES Consequences for non-compliance Remember that asking for guidance before you act may help you avoid disciplinary action for violating the Code or a law, rule or regulation. We expect you to: Talk to your leader or any of these resources about any situation that concerns you: •Your Human Resources business partner •Employee Relations Group Service Center – 1.877.267.4748 General Counsel’s Organization – 1.612.671.3651 •Executive Vice President, Human Resources – 1.612.671.3997 •Risk and Control Services – 1.612.671.0947 •Corporate Secretary’s Office – 1.612.678.0106 ?Ethics Hotline – 1.800.963.6395 Personal Trading Hotline – 1.612.671.5196 •Suspicious Activity Hotline – 1.612.671.6166 •Safe Call (UK) – 0800 915 1571 •FCA Whistleblowing (UK) – whistle@fca.gov.uk •Public Concern at Work (UK) – helpline@pcaw.co.uk What you need to know •Violations of safety or health laws or regulations or engaging in conduct that •We will not accept ignorance or oversight as creates a safety or health hazard excuses for behavior that violates the Code, related policies or any law or regulation. In addition, if you violate the law during the course of your employment you may be subject •We retain the right to determine whether to criminal and civil penalties as well as payment specific actions or behaviors violate the of monetary damages to the company or third Code of Conduct. parties. Violations of the Code Disciplinary action may be taken against an Personal conduct that violates the Code employee or advisor who: includes, but is not limited to: •Authorizes, directs, approves, participates in •Willful or negligent damage to company or encourages violations of the Code property or property of others •Deliberately fails to report or conceals •Theft or dishonesty, including falsification of violations or deliberately withholds or company records or furnishing false or misstates relevant information incomplete information on expense forms, •Retaliates against any other employee time records, employment applications or because he or she reported a suspected other documents related to your employment violation in good faith •Inappropriate behavior that is harmful or •Knew or should have known about a embarrasses the company or its clients, violation by people under his or her including posting or transmitting offensive or supervision and did not promptly report it inappropriate material on the internet or any social media site •Disruptive behavior, including insubordination, willful disregard of company policies or procedures, disrespect toward a leader or member of management or failure to perform work as required or assigned

CONTENTS INTRODUCTION REPORT YOUR CONCERNS ETHICAL PRINCIPLES CONSEQUENCES FOR NON-COMPLIANCE NAVIGATE YOUR ETHICAL QUESTIONS RESOURCES Resources Refer to related company policies, procedures or related resources for questions or additional information. This list contains only a portion of the policies and procedures that may apply to you or that may provide helpful guidance in your role. Search Inside, the AdvisorCompass site, Complisource or other company intranet systems for these and additional policies. • Ameriprise Financial Global Anti-Money Laundering and Economic Sanctions Policy • Ameriprise Financial Political Contributions (“Pay to Play”) Policy•Ameriprise Financial Public Appearances and Interaction with the Media Policy• Antitrust Guidelines• Client Privacy Principles• Compliance Requirements for the corporate office• Columbia Management Activities Involving Outside Entities or Family Relationships Policy• Columbia Management Employee Registration and Licensing• Columbia Management Firm Registration, Regulatory Filings, and Disclosure Policy• Columbia Management Gifts and Benefits Policy• Columbia Management International Compliance Policy for Columbia Management Non-U.S. / Offshore Sales and Service Activities• Columbia Management Material Nonpublic Information Policy• Columbia Management Political Contributions Policy• Columbia Management Privacy and Information Security and Identity Theft Prevention Program• Conducting Competitive Intelligence Activities• Congressional Gift Rule Guidelines for employees• Corporate Compliance Manual• Corporate Supervision Manual• Dual Registration Policy• Electronic Communication Acceptable Use Policy• Enterprise Abandoned Property Policy• Equal Employment Opportunity Policy• Facility Rules, Guidelines and Standards of Use• Fair Labor Standards Act• Gifts and Business Entertainment Policy - Ameriprise Financial Services, Inc.• Gifts and Business Entertainment Policy - American Enterprise Investment Services• Global Anti-Corruption Policy and Guidelines• Global Code of Ethics Personal AccountsDealing Policy• Handling Whistleblower Claims Policy• HIPAA Policies and Procedures Manual• Identity Theft Prevention Policy •• Intellectual Property • Licensing and Registration • Mandatory Training: Annual Requirements • Mandatory Training: New-Hire Requirements • Notification to Consolidated Regulator of Intra- Group Transactions Policy • OutsideBusiness Activities Policy • Public Communications Policy • Record and Information Management • RiverSource Gifts, Entertainment and Benefits Policy • Threadneedle Other Conflicts of Interest Policies Applicable to Covered Persons: • Threadneedle Market Abuse & Insider Dealing Policy • Threadneedle Conflicts of Interest Policy • Threadneedle Outside Activities & Family Relationships Policy • Threadneedle Gifts & Corporate Hospitality Policy • Threadneedle Treating Customers Fairly • Threadneedle Whistleblowing Policy • Your Guide to a Safe and Respectful Workplace Policy Snapshot

This list contains only a portion of the policies and procedures that may apply to you or that may provide helpful guidance in your role. Search Inside, the AdvisorCompass site, Complisource or other company intranet systems for these and additional policies. Notes This document does not create a contract of employment or a contract for any specific term or condition of employment between Ameriprise Financial and an employee. Except as provided otherwise by the laws of a foreign jurisdiction, the relationship between Ameriprise Financial and an employee is at-will, meaning that either the employee or the company may terminate it at any time for any reason, with or without advance notice or progressive disciplinary action. The company reserves the right to make changes in or discontinue company policies, compensation plans, benefits and programs as it deems appropriate and these changes may be implemented even if they have not been communicated in this (or by change to this) document or otherwise. If this document refers to any company benefit program, it describes only certain highlights of the company’s benefit program. It does not supersede the actual provisions of the applicable plan documents, which in all cases are the final authority. The applicable plan administrator has the sole authority and discretion to determining your eligibility to participate in the plan, interpret the plan documents and administer of the plans. Ameriprise Financial takes reasonable efforts to ensure the accuracy of the contents of policy documents and in the administration of its policies and programs. The company does not assume responsibility for consequential damages caused by administrative or clerical errors. Financial PlanningRetirementInvestmentsInsurance Ameriprise Financial, Inc. Corporate Secretary’s Office 1098 Ameriprise Financial Center, Minneapolis, MN 55474 ameriprise.com Revised January 2016 © Ameriprise Financial, Inc. All rights reserved.